Exhibit (p)(5)

CODE OF ETHICS

Eagle Global Advisors, LLC

Effective: May 14, 2004 (as revised February 1, 2005)

TABLE OF CONTENTS

Table of Contents

Governing Principles

Part I. Policy on Personal Securities Transactions

Part II. Rules of Conduct for All Employees

General Provisions

Appendix 1. Procedures for Policy on Personal Securities Transactions
(not part of the Code of Ethics)
Appendix 2. Policies to Implement Eagle’s Policy Against Insider Trading
(not part of the Code of Ethics)
Appendix 3. Restricted Securities List Procedures (not part of the Code of Ethics)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Eagle Global Advisors, LLC (“Eagle”) and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics. The Company is required by law to have a Code of Ethics, but the Eagle Code of Ethics goes well beyond the minimum legal requirements.

Part 1

Policy On Personal Securities Transactions

DEFINITIONS

Company refers to Eagle Global Advisors, LLC (“Eagle”).

     Client is any person or entity, including a Sub-advised Fund, and an institutional client, for which Eagle provides investment advisory services.

Access Person is each of the following:

(1)	an employee of Eagle;

(2)	certain designated consultants or interns at Eagle.

Investment Professional is each of the following:

(1)	an employee of Eagle, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities (including a portfolio manager, an assistant portfolio manager, or a trader);

(2)	a natural person at Eagle, or it’s subsidiaries who obtains information concerning recommendations made to a Client with regard to the purchase or sale of securities by the Client.

Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

     Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940 other than the Sub-

Advised Funds (unless the Sub-Advised Fund is a money market fund), direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

     Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $2 billion.

A. Applicability of the Policy

     Who is Covered. This Policy applies to all Company employees. All Eagle employees are defined as Access Persons under the Policy. Other parts apply only to Investment Professionals. The Company will notify you if you are an Investment Professional.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

     What Accounts are Covered. This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Eagle Compliance Officer determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

B. Rules Applicable to All Employees

     Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A, “Applicability of the Policy,” above. The procedure for obtaining pre-clearance is explained in Appendix 1, Procedures for Policy on Personal Securities Transactions (“Procedures”).

     1. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

(1)	a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $2 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;

(2)	a sale of equity Securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;

(3)	a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

(4)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

(5)	a purchase (including through an exchange) of Securities of a Sub-advised Fund;

(6)	a redemption (including through an exchange) of Securities of a Sub- Advised Fund;

(7)	a bona fide gift of Securities that you make or receive;

(8)	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment; or

(9)	a transaction pursuant to a tender offer that is applicable pro rata to all stockholders.

     The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a “restricted” list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Eagle Chief Compliance Officer may suspend your use of the exemptions from pre-clearance in clauses (1) through (6)if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

     You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose, such as Yahoo:Finance. Investment Professionals have additional pre-clearance obligations. See section C, “Additional Rules Applicable to Investment Professionals,” below.

      You will not receive pre-clearance of a transaction for any Security at a time when the item is added to or appears on the Eagle Restricted List, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the attached Procedures.

     2. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures, attached as Appendix 1.

     a. Initial Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Eagle Chief Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five (5) years after the end of the fiscal year in which the approval is granted.

     b. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Eagle Chief Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five (5) years after the end of the fiscal year in which the approval is granted.

     c. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

     d. Naked Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

     e. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

     3. Prohibited Transactions: You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer. Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

     4. Investment Clubs. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you are a member of an investment club on May 14, 2004, you may either resign from the club by January 31, 2005 or promptly upon becoming an employee, and until your resignation is effective you may not influence or control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

     5. Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to the Eagle Chief Compliance Officer.

Remember that your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, including shares of EVC , and Sub-advised Funds, but also stock in closely held corporations, partnership interests, and derivatives. Securities do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

Please refer to the attached Procedures for reporting procedures and forms.

     a. Initial Report of Holdings. Within ten (10) days after you become an Eagle employee, you must submit to the Eagle Compliance Officer a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) days before you became an employee. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Eagle Chief Compliance Officer.

     b. Annual Report of Holdings. After January 1 and before January 20 of each year, you must submit to the Eagle Compliance Officer a report of your holdings of Securities, current within forty-five (45) days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable)number of shares and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Eagle Chief Compliance Officer.

     c. Quarterly Transaction Report. Within thirty (30) days after the end of each calendar quarter, you must submit to the Eagle Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable) the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account. The report must state the date on which you submit it to the Eagle Chief Compliance Officer.

     You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Eagle Compliance Officer for that quarter (see paragraph 8, “Confirmations of Transactions and Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of Eagle.

     6. Confirmations of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account send to the Eagle Compliance Officer, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements. See section A, “Applicability of the Policy – What Accounts are Covered,” above.

     If you certify to the Eagle Chief Compliance Officer that the Eagle Chief Compliance Officer has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

C. Additional Rules Applicable to Investment Professionals

     If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to all Eagle Employees” in section B above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

     The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

     Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy,” above. Check the definition of “Securities” and of other capitalized terms in the “Definitions” section of the Code of Ethics above.

1. Prohibited Transactions: All Investment Professionals.

     a. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

     b. If you are an Investment Professional, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated your research conclusion regarding that Security and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) you have first determined, with the prior concurrence of the Eagle Chief Compliance Officer, that investment in that Security is not suitable for any Client.

     You may not purchase or sell any Security until the seventh (7th ) day after any Eagle Restricted List activity regarding that Security (whether an addition, increased position, deletion, decreased position).

2. Prohibited Transactions: Portfolio Managers (including Assistant Portfolio

Managers).

     a. Personal Trades in Same Direction as Client. If you are a portfolio manager, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

     b. Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a portfolio manager, you may not sell any Security for your personal account until the seventh (7th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the seventh (7th) day after you have sold that Security for Client portfolios that you manage.

     c. Trading Before a Client. If you are a portfolio manager, before you place an order to purchase a Security for a Client, you must disclose to the Eagle Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Eagle Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

     Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

     d. Trading before Communicating a Recommendation or Rating. If you are a portfolio manager who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security, you are prohibited from trading in that Security.

     e. Required Disclosures. If you are a portfolio manager, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Eagle Compliance Officer and Eagle Investment Professionals to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

PART II

RULES OF CONDUCT FOR ALL EMPLOYEES

These Rules apply to every employee of a Company.

     1. Laws and Regulations. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of the Company.

     2. Conflicts of Interest. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

     3. Gifts, Etc. You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. You must report any such receipt or offer of an item prohibited by this rule to the Eagle Chief Compliance Officer. “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100. “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Houston, unless approved in advance by a member of the Eagle Management Committee as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Eagle Compliance Officer.

     If you are licensed by the National Association of Securities Dealers, Inc. (“NASD”), you are also subject to the rules of the NASD. Please check with the Eagle Compliance Officer if you have any questions about those rules.

     4. Political Contributions. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

     5. Improper Payments. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business.

     6. Confidential Information. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so. You must keep confidential, and not discuss with anyone other than Portfolio Managers or Trading Personnel with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

     7. Outside Directorships, Etc. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the Partners of Eagle, except that you may serve any charitable or non-profit organization without such approval.

GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals:

Notification. The Eagle Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

     2. Review of Securities Reports. The Eagle Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Eagle Compliance Officer, will be reviewed in accordance with the attached Procedures (Appendix 1).

     3. Certification by Employees. Each employee of the Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company’s Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and will comply with its provisions.

     4. Fund Board Approval. The Board of Trustees of each Eaton Vance Fund for which Eagle serves as a sub-adviser, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

     5. Annual Report to Fund Board. At least annually the Company shall submit for consideration to the Board of Trustees of each Eaton Vance Fund for which Eagle serves as a sub-adviser, a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

     6. Recordkeeping Requirements. The Company shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years,

(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

(3)	copies of each report, including transaction confirmations and other information, referred to in section B.6 of the Policy on Personal Securities

Transactions (“Policy”), Part I above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided

(4)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section B.5 of the Policy and who are or were responsible for reviewing such reports,

(5)	copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification was made; and

(6)	a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

     7. Confidentiality. All reports and other documents and information supplied by any employee of the Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of Eagle, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

     8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Eagle Compliance Officer.

     9. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Eagle Chief Compliance Officer and approved by a Partner of Eagle. In the event the Eagle Chief Compliance Officer violates any provisions of this Code of Ethics, a designated partner of Eagle shall recommend the sanction to be imposed for approval by the remaining partners of Eagle.

     In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

END